PROMISSORY NOTE

$300,000.00	Miami, Florida
Dated: March 22, 2006

FOR VALUE RECEIVED the undersigned, JOHN KEELER & CO, INC., a Florida corporation (hereinafter the “Maker”), promises to pay to the order of JOHN KEELER and MARIA KEELER , or their successors or assigns (hereinafter the “Lender”) at their offices at 3000 NW 109th Ave, Miami, Florida 33172, or such other place as the holder hereof may from time to time designate in writing, the principal sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) with interest thereon from the date hereof as hereafter provided under this Note, to be paid in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment; said principal and interest to be paid as follows:

The principal balance outstanding shall bear interest from the date hereof at a fixed rate of interest equal to the greater of: (i) Six Percent (6.0%) per annum or (ii) the lowest adequate stated interest rate as shall be required for Lender to report interest income evidenced by this Note, as more particularly provided in the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), and shall be payable upon demand. Interest shall be charged on the actual number of calendar days elapsed.

The principal balance outstanding, plus any unpaid, accrued interest, shall be due and payable upon demand.

All payments made hereunder shall be applied first to interest, and late charges, if any, and any balance remaining to principal.

Maker may make prepayments hereunder, provided however, that in the event of such prepayment, the amount of any such partial prepayment shall be applied first against any unpaid accrued interest, and then against principal in the inverse order of maturity, and any prepayment in whole shall be accompanied by an amount equal to the interest accrued thereon to the date of receipt of such prepayment by Lender in collected funds.

The occurrence of the following or any of the following shall constitute an “Event of Default” hereunder, and shall entitle Lender, at its option, to execute any or all of its remedies: (i) if any payment of the principal sum above mentioned, or any interest thereon, not be made as above provided or (ii) upon the insolvency, bankruptcy, death or dissolution of any Maker; then, in any or all such Events of Default, the entire amount of principal of this Note, with all interest then accrued, shall at the option of the holder of this Note and without notice (Maker hereby expressly waives notice of such default), become and be due and payable, time being of the essence of this Note. If this Note is not paid at maturity or according to the tenor hereof and strictly as above provided, it may be placed in the hands of an attorney at law for collection, and in that event, each party liable for the payment thereof, as Maker, endorser, guarantor, or otherwise, hereby agrees to pay the holder hereof, in addition to the sums above stated, all reasonable attorney’s fees incurred by Lender. After maturity or default, this Note shall bear interest at eighteen percent (18%) per annum.

In the event any required payment on this Note is not received by Lender within ten (10) days after said payment is due, Maker shall pay Lender a late charge of five percent (5%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment, and shall not be deemed a penalty. As to this Note, and any other instrument securing the indebtedness, the Maker, any endorser, any guarantor, and any person otherwise liable hereunder severally waive all applicable exemption rights, whether under the State Constitution, Homestead laws, or otherwise, and also severally waive valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor, and suit against any Maker, guarantor or other obligor, and expressly agree that the Maturity Date of this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker, guarantor or any endorser. The remedies of Lender as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at Lender’s sole discretion, and may be exercised as often as occasion therefor shall arise.

Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the indebtedness evidenced by this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by the Maker, or any party liable for the payment of the indebtedness evidenced by this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by the holder hereof to Maker and to any party liable for the payment of the indebtedness evidenced by this Note, it being the intent of the parties hereto that under no circumstances shall the Maker, or any party liable for the payment of the loan made hereunder, be required to pay interest in excess of the highest rate permissible under applicable law, as amended from time to time.

Wherever provision is made herein for payment of reasonable attorney’s or counsel’s fees or expenses incurred by the Lender, said provision shall include, but not be limited to, reasonable attorneys’ or counsel’s fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such proceedings arise before or after entry of a final judgment.

Maker acknowledges that the relationship between Lender and Maker is strictly limited to that of debtor and creditor. Lender has not accepted or assumed any duty or obligation, fiduciary or otherwise, to or on behalf of Maker which is not expressly contained herein. Maker has not solicited and Lender has not offered or given any advice to Maker in any manner whatsoever the underlying transaction(s).

MAKER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVE THE RIGHT WHICH EITHER MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, LITIGATION OR COUNTERCLAIM BASED HEREON, OR ARISING OUT OF, UNDER, ON OR IN CONNECTION WITH THIS NOTE, THE LOAN SECURED HEREBY AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER EXTENDING CREDIT TO MAKER.

This Note is to be construed according to the applicable laws of the State of Florida and the United States of America. Time is of the essence in all matters herein.

Maker’s Address:	JOHN KEELER & CO, INC., a Florida corporation

Miami, Florida	By:	/s/ John Keeler
JOHN KEELER , President

(Corporate Seal)